250 Glen Street Glens Falls, NY
NASDAQ® Symbol: “AROW“ Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports $5.2 Million Profit, Solid Second Quarter Results

GLENS FALLS, N.Y. (July 18, 2013) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and six-month periods ended June 30, 2013. Net income for the second quarter of 2013 was $5.2 million, a decrease of $387 thousand, or 6.9%, from net income of $5.6 million for the second quarter of 2012. Diluted earnings per share (EPS) for the quarter was $0.43, an 8.5% decrease from the comparable 2012 quarter, when diluted EPS was $0.47. Return on average assets for the second quarter of 2013 was 0.99%, and return on average equity for the 2013 second quarter was 11.68%. Both of these key profitability ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets. Net income for the first six months of 2013 was $10.4 million, a decrease of $494 thousand, or 4.5%, from net income of $10.9 million for the first six months of 2012. Diluted earnings per share (EPS) for the six-month period was $0.86, a 5.5% decrease from the comparable 2012 period, when diluted EPS was $0.91.

At June 30, 2013, Arrow reached record highs for total loans and demand deposits, and remained near the record highs for total assets, total deposits, total equity, and assets under trust administration set at March 31, 2013. In addition, both of our subsidiary banks are growing their branch networks. Saratoga National Bank and Trust Company opened a new office in the Clifton Park area of southern Saratoga County, New York, on April 1, and Glens Falls National Bank and Trust Company will open a new branch near Exit 18 of the Northway in Queensbury, New York, this fall.

Arrow President and CEO Thomas J. Murphy stated, "Actions by the Federal Reserve to keep short-term interest rates at historically low levels and drive long-term rates down as well have presented an ongoing challenge for community banks. Given the very low interest rate environment, we are pleased with these results, particularly the solid returns on average assets and average equity, our excellent asset quality, strong capital, and record highs in total loans and demand deposits. While our net interest margin narrowed in the second quarter, we are committed to our conservative business model and continue to grow."

The following list presents highlights of our second-quarter results:

•
Cash Dividend: A cash dividend of $.25 per share was paid to shareholders in the second quarter of 2013, 2% higher than the cash dividend paid in the second quarter of 2012. That dividend, based on the daily average of our closing stock price for the second quarter of 2013, represented an annualized yield of over 4.0%.

•
Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at June 30, 2013, were $1.074 billion, an increase of $53.8 million, or 5.3%, from the June 30, 2012, balance of $1.020 billion. The growth in balances was generally attributable to the addition of new accounts and positive investment returns. Income from fiduciary activities increased by $109 thousand, or 3.4%, for the first six months of 2013, as compared to the 2012 period.

•
Balance Sheet Changes: Total assets at June 30, 2013, were $2.083 billion, an increase of $116.2 million, or 5.9%, from the $1.967 billion balance at June 30, 2012, and 3.0% above the total assets of $2.023 billion at December 31, 2012. Our loan portfolio rose to a record $1.2 billion, up $58.1 million, or 5.1%, from the June 30, 2012, level, and an increase of $32.4 million, or 2.8%, from the level at December 31, 2012. During the first six months of 2013, we originated over $62 million of residential real estate loans, an increase of 20.7% from approximately $51 million of residential real estate loans originated in the comparable period for 2012. However, for interest rate risk management purposes, we continued to sell most of these originations to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at June 30, 2013, although higher than the outstanding balance in December 31, 2012, was actually lower than our balance at June 30, 2012. We retained servicing rights on the mortgages we sold, which will generate servicing fee income over the life of these loans. Our gain on the sale of residential real estate loan originations in the second quarter of 2013 was slightly less than our gain on sale of such originations in the comparable 2012 quarter. We experienced an increase in the outstanding balance of automobile loans during the first six months of 2013. And although we experienced modest activity in our commercial loan portfolio in the first half of the year, the new commercial loan balances were essentially offset by repayments principally due to the payoff of one large commercial loan.

•
Asset Quality: Asset quality remained strong at June 30, 2013, as measured by our low level of nonperforming assets and low level of net charge-offs. Nonperforming assets of $8.0 million at quarter-end represented only 0.38% of period-end assets, far below recent industry averages, and down six basis points from our 0.44% ratio as of June 30, 2012. Net loan losses for the second quarter of 2013, expressed as an annualized percentage of average loans outstanding, were 0.01%, These asset quality ratios continue to be significantly better than recently reported industry averages.

Overall loan delinquency rates remain very low and, unlike many of our peers, we have not incurred and do not expect to incur significant losses in our existing residential real estate portfolio, even though we, like other area banks, serve a community in which some customers are experiencing financial stress. Our allowance for loan losses amounted to $14.7 million at June 30, 2013, which represented 1.22% of loans outstanding, eleven basis points below our ratio one year earlier and eight basis points below our ratio at December 31, 2012.

•
Capital: Total shareholders’ equity was $177.6 million at period-end, an increase of $5.7 million, or 3.3%, above the June 30, 2012, balance. Arrow's capital ratios continued to remain strong, as reflected by a Tier 1 leverage ratio at the holding company level of 9.19% at quarter-end, up from 9.09% at June 30, 2012. Arrow's total risk-based capital ratio was 15.98%, down slightly from 16.34% a year ago. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest current regulatory category.

•
Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the three-month period ended March 31, 2013, in which our return on average equity (ROE) was 11.72%, as compared to 8.11% for our peer group. Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.47% as of March 31, 2013, as compared to 2.01% for our peer group. Our annualized net loan losses for the quarter ending March 31, 2013, were 0.27%, which was slightly higher than the peer result of 0.25%, but included one large commercial charge-off of $753 thousand in the first quarter of 2013 that was individually evaluated for impairment and fully reserved within our allowance for loan losses at December 31, 2012. Moreover, our annualized loss ratio for the first six months, even including the large charge-off in the first quarter, was down to 0.14%, which we expect will return us to the category of above-average performers for this metric. Our operating results and asset quality ratios have withstood the economic stress of recent years much better than most banks in our national peer group.

•
Securities Transactions: We recognized securities gains in both the 2013 and 2012 periods. Included in our 2013 second quarter results were securities gains of $8 thousand, net of tax, while our 2012 second quarter results included securities gains of $86 thousand, net of tax. In both periods, the net gains represented less than $0.01 per share for the respective quarter. For the year-to-date periods, net securities gains represented $0.027 and $0.032 per share for the respective 2013 and 2012 periods.

•
Net Interest Income and Margin: Similar to most institutions within the banking industry, the Company has experienced decreases in its net interest income and margin in recent periods as a result of operating in this historically low interest rate environment. On a tax-equivalent basis, our net interest income in the second quarter of 2013, as compared to the second quarter of 2012, decreased $463 thousand, or 3.0%. Our tax-equivalent net interest margin fell from 3.26% in the second quarter of 2012 to 2.99% for the second quarter of 2013. Net interest margin for the second quarter of 2013 was also down from the 3.13% margin for the first quarter of 2013. While the cost of our interest-bearing liabilities decreased significantly from the second quarter of 2012 to the second quarter of 2013, our yield on earning assets decreased by an even greater degree. Our average cost of funds in the second quarter of 2013 fell by 0.30% basis points to 0.54%, down from 0.84% in the second quarter of 2012, while our average yield on earning assets in the second quarter of 2013 decreased by 0.52% basis points, to 3.44% from 3.96% in the second quarter of 2012.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$12,650	$13,628	$25,433	$27,586
Interest on Deposits at Banks	19	36	46	57
Interest and Dividends on Investment Securities:
Fully Taxable	1,639	2,480	3,435	5,118
Exempt from Federal Taxes	1,501	1,389	2,891	2,710
Total Interest and Dividend Income	15,809	17,533	31,805	35,471
INTEREST EXPENSE
NOW Accounts	786	976	1,564	2,035
Savings Deposits	277	329	545	686
Time Deposits of $100,000 or More	305	569	624	1,177
Other Time Deposits	505	1,074	1,059	2,220
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	6	5	9	11
Federal Home Loan Bank Advances	199	172	372	369
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	145	154	289	313
Total Interest Expense	2,223	3,279	4,462	6,811
NET INTEREST INCOME	13,586	14,254	27,343	28,660
Provision for Loan Losses	100	240	200	520
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,486	14,014	27,143	28,140
NONINTEREST INCOME
Income From Fiduciary Activities	1,758	1,601	3,332	3,223
Fees for Other Services to Customers	2,371	2,054	4,653	4,014
Insurance Commissions	2,176	2,107	4,204	3,996
Net Gain on Securities Transactions	13	143	540	645
Net Gain on Sales of Loans	498	537	1,105	894
Other Operating Income	255	366	411	595
Total Noninterest Income	7,071	6,808	14,245	13,367
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,637	7,794	15,258	15,697
Occupancy Expenses, Net	2,119	1,970	4,395	3,994
FDIC Assessments	267	256	531	511
Other Operating Expense	3,251	2,631	6,501	5,595
Total Noninterest Expense	13,274	12,651	26,685	25,797
INCOME BEFORE PROVISION FOR INCOME TAXES	7,283	8,171	14,703	15,710
Provision for Income Taxes	2,076	2,577	4,315	4,828
NET INCOME	$5,207	$5,594	$10,388	$10,882
Average Shares Outstanding [1]:
Basic	12,021	11,994	12,026	12,000
Diluted	12,038	12,009	12,044	12,019
Per Common Share:
Basic Earnings	$0.43	$0.47	$0.86	$0.91
Diluted Earnings	0.43	0.47	0.86	0.91
[1] Share and per share data have been restated for the September 27, 2012 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2013	December 31, 2012	June 30, 2012
ASSETS
Cash and Due From Banks	$32,706	$37,076	$31,391
Interest-Bearing Deposits at Banks	11,894	11,756	26,360
Investment Securities:
Available-for-Sale	501,574	478,698	431,010
Held-to-Maturity (Approximate Fair Value of $252,691 at June 30, 2013, $248,252 at December 31, 2012, and $261,574 at June 30, 2012)	248,914	239,803	252,902
Other Investments	6,136	5,792	4,479
Loans	1,204,734	1,172,341	1,146,641
Allowance for Loan Losses	(14,678)	(15,298)	(15,211)
Net Loans	1,190,056	1,157,043	1,131,430
Premises and Equipment, Net	29,301	28,897	24,823
Other Real Estate and Repossessed Assets, Net	1,175	1,034	837
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	4,384	4,492	4,608
Accrued Interest Receivable	5,708	5,486	5,712
Other Assets	29,318	30,716	31,421
Total Assets	$2,083,169	$2,022,796	$1,966,976
LIABILITIES
Noninterest-Bearing Deposits	$261,910	$247,232	$248,224
NOW Accounts	754,371	758,287	691,001
Savings Deposits	494,586	442,363	437,568
Time Deposits of $100,000 or More	87,369	93,375	108,277
Other Time Deposits	181,669	189,898	219,813
Total Deposits	1,779,905	1,731,155	1,704,883
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	14,738	12,678	16,097
Federal Home Loan Bank Overnight Advances	40,000	29,000	—
Federal Home Loan Bank Term Advances	30,000	30,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	493	584	898
Other Liabilities	20,426	23,554	23,158
Total Liabilities	1,905,562	1,846,971	1,795,036
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,416,163 Shares Issued at June 30, 2013 and December 31, 2012 and 16,094,277 Shares Issued at June 30, 2012)	16,416	16,416	16,094
Additional Paid-in Capital	219,772	218,650	209,354
Retained Earnings	30,625	26,251	28,951
Unallocated ESOP Shares (95,172 Shares at June 30, 2013, 102,890 Shares at December 31, 2012 and 105,211 Shares at June 30, 2012)	(1,900)	(2,150)	(2,250)
Accumulated Other Comprehensive Loss	(11,739)	(8,462)	(6,289)
Treasury Stock, at Cost (4,277,680 Shares at June 30, 2013, 4,288,617 Shares at December 31, 2012, and 4,223,388 Shares at June 30, 2012)	(75,567)	(74,880)	(73,920)
Total Stockholders’ Equity	177,607	175,825	171,940
Total Liabilities and Stockholders’ Equity	$2,083,169	$2,022,796	$1,966,976

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
Net Income	$5,207	$5,181	$5,549	$5,748	$5,594
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	8	318	94	39	86
Net Gain on Sales of Loans	301	367	476	362	324
Reversal of VISA Litigation Reserve	—	—	—	—	178
Share and Per Share Data:[1]
Period End Shares Outstanding	12,043	12,010	12,025	12,034	12,001
Basic Average Shares Outstanding	12,021	12,031	12,014	12,012	11,994
Diluted Average Shares Outstanding	12,038	12,049	12,032	12,032	12,009
Basic Earnings Per Share	$0.43	$0.43	$0.46	$0.48	$0.47
Diluted Earnings Per Share	0.43	0.43	0.46	0.48	0.47
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$26,552	$41,145	$40,065	$33,332	$55,023
Investment Securities	771,345	711,848	745,150	670,328	682,589
Loans	1,185,125	1,169,870	1,160,226	1,148,771	1,143,666
Deposits	1,801,501	1,773,126	1,781,778	1,701,599	1,733,320
Other Borrowed Funds	94,761	64,622	80,357	68,667	66,022
Shareholders’ Equity	178,878	176,874	176,514	174,069	170,199
Total Assets	2,099,468	2,039,314	2,064,602	1,971,215	1,994,883
Return on Average Assets	0.99%	1.03%	1.07%	1.16%	1.13%
Return on Average Equity	11.68%	11.88%	12.51%	13.14%	13.22%
Return on Tangible Equity[2]	13.70%	13.97%	14.72%	15.50%	15.67%
Average Earning Assets	$1,983,022	$1,922,863	$1,945,441	$1,852,431	$1,881,278
Average Paying Liabilities	1,641,580	1,590,401	1,612,959	1,511,634	1,565,692
Interest Income, Tax-Equivalent	16,989	17,059	17,787	18,168	18,508
Interest Expense	2,223	2,239	2,503	2,643	3,279
Net Interest Income, Tax-Equivalent	14,766	14,820	15,284	15,525	15,229
Tax-Equivalent Adjustment	1,180	1,063	1,047	1,000	975
Net Interest Margin [3]	2.99%	3.13%	3.13%	3.33%	3.26%
Efficiency Ratio Calculation:
Noninterest Expense	$13,274	$13,411	$13,117	$12,922	$12,651
Less: Intangible Asset Amortization	(112)	(124)	(126)	(126)	(127)
Net Noninterest Expense	$13,162	$13,287	$12,991	$12,796	$12,524
Net Interest Income, Tax-Equivalent	$14,766	$14,820	$15,284	$15,525	$15,229
Noninterest Income	7,071	7,174	6,897	6,835	6,808
Less: Net Securities Gains	(13)	(527)	(156)	(64)	(143)
Net Gross Income	$21,824	$21,467	$22,025	$22,296	$21,894
Efficiency Ratio	60.31%	61.90%	58.98%	57.39%	57.20%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$177,607	$177,803	$175,825	$176,314	$171,940
Book Value per Share	14.75	14.80	14.62	14.65	14.33
Intangible Assets	26,387	26,460	26,495	26,546	26,611
Tangible Book Value per Share [2]	12.56	12.60	12.42	12.45	12.11
Capital Ratios:
Tier 1 Leverage Ratio	9.19%	9.30%	9.10%	9.41%	9.09%
Tier 1 Risk-Based Capital Ratio	14.83%	15.15%	15.02%	15.20%	15.08%
Total Risk-Based Capital Ratio	15.98%	16.34%	16.26%	16.45%	16.34%
Assets Under Trust Administration and Investment Management	$1,073,523	$1,094,708	$1,045,972	$1,051,176	$1,019,702

1Share and Per Share Data have been restated for the September 27, 2012 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	6/30/2013	12/31/2012	6/30/2012
Loan Portfolio
Commercial Loans	$87,549	$105,536	$101,294
Commercial Construction Loans	30,980	29,149	17,628
Commercial Real Estate Loans	259,799	245,177	235,861
Other Consumer Loans	7,456	6,684	6,543
Consumer Automobile Loans	375,060	349,100	334,098
Residential Real Estate Loans	443,890	436,695	451,217
Total Loans	$1,204,734	$1,172,341	$1,146,641
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$14,603	$15,247	$15,053
Loans Charged-off	92	178	136
Less Recoveries of Loans Previously Charged-off	67	54	54
Net Loans Charged-off	25	124	82
Provision for Loan Losses	100	175	240
Allowance for Loan Losses, End of Quarter	$14,678	$15,298	$15,211
Nonperforming Assets
Nonaccrual Loans	$5,591	$6,633	$6,822
Loans Past Due 90 or More Days and Accruing	760	920	504
Loans Restructured and in Compliance with Modified Terms	461	483	510
Total Nonperforming Loans	6,812	8,036	7,836
Repossessed Assets	34	64	25
Other Real Estate Owned	1,141	970	812
Total Nonperforming Assets	$7,987	$9,070	$8,673
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.01%	0.04%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.03%	0.06%	0.08%
Allowance for Loan Losses to Period-End Loans	1.22%	1.30%	1.33%
Allowance for Loan Losses to Period-End Nonperforming Loans	215.47%	190.37%	194.11%
Nonperforming Loans to Period-End Loans	0.57%	0.69%	0.68%
Nonperforming Assets to Period-End Assets	0.38%	0.45%	0.44%
Six Month Period Ended
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,298		$15,003
Loans Charged-off	982		433
Less Recoveries of Loans Previously Charged-off	162		121
Net Loans Charged-off	820		312
Provision for Loan Losses	200		520
Allowance for Loan Losses, End of Period	$14,678		$15,211
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.14%		0.06%
Provision for Loan Losses to Average Loans, Annualized	0.03%		0.09%